Exhibit 11

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES


                 Statement Re: Computation of Earnings Per Share



         The information required by this Exhibit is contained in Note 9 of the Consolidated Financial Statements of LandAmerica Financial Group, Inc. and its subsidiaries as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998 on page F-24 of this report.